Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 and related Prospectus of RenovoRx, Inc. of our report dated April 1, 2024, relating to the financial statements of RenovoRx, Inc. (which report expresses an unqualified opinion on the financial statements for the year ended December 31, 2023 and includes an explanatory paragraph relating to substantial doubt about RenovoRx, Inc.’s ability to continue as a going concern as described in Note 2 to the financial statements), appearing in the Annual Report on Form 10-K of RenovoRx, Inc. for the year ended December 31, 2023.

We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Baker Tilly US, LLP

Irvine, California

April 19, 2024